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                                                                    Exhibit 10.4
                         SOFTWARE DEVELOPMENT AGREEMENT


         AGREEMENT dated as of March 30, 1998, between INTEGRATED PHYSICIAN NETWORKS, INCORPORATED, a Delaware corporation with its principal place of business at 8777 North Gainey Center Drive, Suite 285, Scottsdale, Arizona 85258 ("IPNI") and D.A.S. VISUAL MEDIA CORPORATION, a New Hampshire corporation with its principal place of business at 10 Glendale Drive, Nashua, New Hampshire 03060 ("DAS").

R E C I T A L S:

         A. On November 1, 1996, IPNI and DAS signed a non-binding Letter of Intent that contemplates DAS's development of certain computer programs for IPNI and calls for both companies to enter a formal software development agreement.

         B. In February 1997, IPNI and DAS discussed DAS's development of a virtual automated call distribution system (or "VACD") computer program for IPNI and the deposit of certain computer source code into escrow.

         C. This Agreement is the software development agreement contemplated by the Letter of Intent and the subsequent discussions. It expresses the terms and conditions on which DAS will develop the IPNI Application, including VACD, for IPNI.

A G R E E M E N T:

         In consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which both parties acknowledge, IPNI and DAS, intending to be legally bound, agree as follows:

         1. Accuracy of Recitals. IPNI and DAS acknowledge the accuracy of the recitals at the beginning of this Agreement.

         2. Definitions.  As used in this agreement:

            2.1 "CALLdesigner" means a preexisting computer program developed and owned exclusively by DAS that (1) facilitates the customization of video conferencing systems, (2) SCHEDULE 2.1 describes in more detail and (3) includes all modifications and enhancements of any kind that DAS may make to that program after the date of this Agreement.

            2.2 "Code" means computer programming code and, unless otherwise specified, includes both Object Code and Source Code.

                  2.2.1 "Object Code" means the machine-readable form of the Code.

                  2.2.2 "Source Code" means the version of the Code that computer programmers of reasonable skill and ability are able to read and understand.

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                  2.3 "Confidential Information" means all Source Code for the
IPNI Application, the Design Specifications, the specifications and Source Code for CALLdesigner, any other Documentation that IPNI or DAS in its sole discretion may keep confidential and any information that IPNI may furnish to DAS or that DAS may furnish to IPNI and expressly designate in writing as confidential, but does not include any information in the public domain for reasons other than a breach of this Agreement or any information that either party must disclose after notifying the other party, and affording the other party a reasonable opportunity to prevent the disclosure, in response to a subpoena, any other order by any court or government agency or a litigation discovery request.

                  2.4 "Design Specifications" means the specifications for the IPNI Application set forth in SCHEDULE 2.4 and any specifications that IPNI and DAS jointly may prepare for any modifications to the IPNI Application made under
SECTION 4.2.

                  2.5 "Documentation" means all materials in written, computer readable or other form containing information about the IPNI Application that DAS may deliver to IPNI under this Agreement, including without limitation the Design Specifications, any user manuals or guides explaining the operation and use of the IPNI Application and any materials useful for design or modification of program code such as flow charts, logic manuals and principles of operation.

                  2.6 "Effective Date" means the date appearing on the first page of this Agreement.

                  2.7 "Invention" means any idea, design, concept, technique, invention, discovery or improvement, regardless of patentability, that DAS may make either itself or jointly with any of its employees, any of IPNI's employees or anyone else in the course of its development services under this Agreement.

                  2.8 "IPNI Application" means the computer programs that DAS is developing for IPNI under this Agreement to facilitate video conferencing and the interactive transmission of data and that the Design Specifications describe in more detail, conforms in all material respects to the Design Specifications and includes CALLdesigner, VACD and all modifications and enhancements of any kind that DAS or IPNI may make to any or all such computer programs after the date of this Agreement.

                  2.9 "IPNI Option" means an option to purchase one share of IPNI's $0.01 par value common stock, in accordance with the form of option agreement that IPNI sent to DAS on April 22, 1997, at any time after the date of this Agreement.

                  2.10 "Letter of Intent" means the letter of intent that IPNI and DAS signed on November 1, 1996.

                  2.11 "VACD" means the virtual automated call distribution computer program developed by DAS that SCHEDULE 2.11 describes in more detail and that includes all modifications and enhancements of any kind that DAS may make to that program after the date of this Agreement.

                  2.12 "VACD Sales" means DAS's gross revenue from the license, sale, rental or other disposition, in either Object Code or Source Code form, of VACD or any other automated call distribution

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system based on VACD, including without limitation all amounts received as license fees, royalties or other similar charges, but excluding any charges for programming, maintenance and support services, installation, training, sales and use taxes and other non-license fee or nonroyalty expenses that DAS, in good faith and in accordance with both DAS's customary practices and practices customary in DAS's industry, may itemize and state separately on the invoices it sends to its customers.

         3. Development Services. On the terms and conditions of this Agreement, IPNI engages DAS, and DAS accepts IPNI's engagement, with respect to the IPNI Application. IPNI acknowledges that DAS already has delivered a final version of the IPNI Application to IPNI. By executing this Agreement, IPNI accepts that version. IPNI's acceptance, however, shall not affect DAS's obligations under SECTIONS 4.1 and 8.2 of this Agreement. Except for the Source Code for CALLdesigner and VACD, which DAS agrees to deliver into escrow under a separate escrow agreement acceptable in form and content to both IPNI and DAS, DAS shall deliver all Code for the IPNI Application and all Documentation contemplated by the Design Specifications to IPNI within ten days after the date of this Agreement.

         4.  Maintenance and Modifications.

                  4.1 Maintenance. DAS shall correct, at no charge to IPNI, any bugs in the IPNI Application, as accepted by IPNI under SECTION 3.3, that prevent the IPNI Application from conforming in all material respects to the Design Specifications. DAS's obligations under this SECTION 4.1 shall not extend to any computer programs not developed by DAS or to any correction or modification necessitated by changes in the IPNI Application made by any person other than DAS or its authorized representatives or agents or in any computer systems or other hardware with which DAS designed the IPNI Application to operate occurring after IPNI's acceptance under SECTION 3.2 of the portion of the IPNI Application requiring such a correction or modification.

                  4.2 Initial Modifications. Within a timeframe reasonably acceptable to both IPNI and DAS, DAS shall deliver to IPNI a fully-tested version of the IPNI Application that incorporates the fixes and enhancements listed in SCHEDULE 4.2.

                  4.3 Additional Modifications. As long as this Agreement remains in effect, DAS shall use its best efforts make such modifications to the IPNI Application as IPNI reasonably may request in writing, including without limitation any modifications necessary to meet the specific needs of any IPNI customer or to adapt the IPNI Application for use in any particular industry or profession. If IPNI so requests, DAS shall assist IPNI, at IPNI's sole cost and expense, determined in accordance with SECTION 5.2, in preparing Design Specifications for each modification that IPNI requests under this SECTION 4.3. DAS shall complete each such modification within a timeframe reasonably acceptable to both IPNI and DAS. DAS shall perform all services required by this
SECTION 4.2 at a cost determined in accordance with SECTION 5.2 to the reasonable satisfaction of both IPNI and DAS. As long as both parties act reasonably and in good faith, their failure mutually to agree upon the terms and conditions of any requested modification shall not be deemed a breach, violation or default of this Agreement by either party.

                  4.4 Acceptance. After DAS delivers each modification of the IPNI Application in accordance with SECTION 4.2 OR 4.3, IPNI may conduct such tests to the Object Code version of the IPNI Application as it deems appropriate to confirm that the IPNI Application and Documentation conform to the

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Design Specifications in all material respects and contain no material errors or defects. IPNI must notify DAS in writing of its acceptance or rejection of each such modification within seven business days after receipt. If it rejects the modification, IPNI shall give DAS a written explanation of the reason for its rejection. DAS shall correct any material nonconformities with the Design Specifications, and any material errors or defects identified by IPNI, and resubmit any rejected items within seven business days after IPNI's rejection. IPNI again may test any portions of the IPNI Application or Documentation that DAS resubmits, and communicate its acceptance or rejection of those items in writing within seven business days after delivery, all in accordance with this
SECTION 4.4. DAS may deem IPNI's failure to reject either its initial delivery or any subsequent resubmission within the seven business days allowed by this
SECTION 4.4 as an acceptance of the final version of the modification.

         5.  Compensation.

                  5.1 Initial Development of the IPNI Application. As the sole compensation for DAS's services under SECTION 3 and 4.2 of this Agreement through February 28, 1998, IPNI shall pay DAS a fee of $505,112.50 and issue 187,038 IPNI Options to DAS, all in accordance with this SECTION 5. DAS acknowledges that it already has received payments totalling $477,112.50, and IPNI shall pay DAS the $28,000.00 balance of its fee upon closing a venture capital transaction involving an investment in IPNI of $3,000,000 or more or on April 30, 1998, whichever occurs first. IPNI shall ensure that DAS receives all 187,038 IPNI Options within ten business days after the date of this Agreement. Notwithstanding any contrary provision in any IPNI Options granted to DAS before the date of this Agreement, IPNI agrees that all IPNI Options, including without limitation all IPNI Options that IPNI issued to DAS on November 5, 1996, will vest on the date of this Agreement. As the sole compensation for DAS's services under SECTIONS 3 and 4.2 of this Agreement between February 28 and March 31, 1998, IPNI shall pay DAS $75.00 and issue 25 IPNI Options to DAS for each hour that a DAS programmer may devote to those services, all in accordance with invoices furnished by DAS that describe DAS's services, including the number of hours spent by its programmers, in reasonable detail. IPNI shall pay DAS on an agreed project fee basis, based on functional specifications prepared by IPNI in consultation with DAS, or at a negotiated hourly rate that shall not exceed $120.00 for any services that DAS still must perform under SECTION 3 after April 1, 1998.

                  5.2 Subsequent Modifications of the IPNI Application. As the sole compensation for DAS's services in making any modifications contemplated by
SECTION 4 of this Agreement for IPNI or any subsidiary in which IPNI owns a majority ownership interest, IPNI shall pay DAS based on rates consistent with what DAS then charges its best customers for similar services. IPNI shall pay DAS on a project fee basis, based on functional specifications prepared by IPNI in consultation with DAS, or at a negotiated hourly rate reasonably acceptable to both IPNI and DAS for all other services under SECTION 4.2, including without limitation any modifications to the IPNI Application that IPNI may request DAS to make for any third party. For all such services, DAS shall furnish IPNI with invoices that describe DAS's services, including the number of hours its programmers spend in performing the services, in reasonable detail. Unless IPNI and DAS agree otherwise in writing, IPNI shall pay each invoice within ten business days after receipt. If IPNI fails to pay any such invoice when due, DAS may suspend any further performance of services under this SECTION 5.2 until IPNI pays the invoice and may exercise any other remedies available at law or in equity.

         6.  Ownership, Rights and Restrictions.

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                  6.1 IPNI Applications. Subject to DAS's ownership rights under
SECTION 6.2 of this Agreement: IPNI and DAS agree that (1) IPNI is the sole owner of the IPNI Application, which is a work made for hire by DAS for IPNI, and the sole owner of all United States and international copyrights in the IPNI Application; (2) by executing and delivering this Agreement to IPNI and by developing and delivering to IPNI any Code or Documentation under this Agreement, DAS automatically assigns to IPNI ownership of all United States and international copyrights in all such Code or Documentation to the full extent that such Code or Documentation, by operation of law, may not constitute a work made for hire by DAS for IPNI; and (3) by executing this Agreement, DAS assigns to IPNI all Inventions, together with a right to seek patent protection for and to claim all rights or priority under each such Invention, and agrees to cooperate with IPNI's reasonable instructions in seeking patent or other appropriate intellectual property protection under the laws of any jurisdiction.

                  6.2 CALLdesigner and VACD. Notwithstanding SECTION 6.1, IPNI acknowledges and agrees that DAS is the sole owner of, and shall retain the underlying copyright, patent, trade secret and all other propriety rights to,
(1) all Code (including without limitation all modules, routines, subroutines, Source Code, programming notes, Documentation and related materials and worldwide copyright registration rights) for CALLdesigner, VACD and, except for the IPNI Application, all derivatives of either program (which IPNI and DAS agree do not include the IPNI Application), all of which are pre-existing works belonging to DAS. By executing this Agreement, DAS grants IPNI a non-exclusive worldwide right and license, in perpetuity and on a royalty-free basis, under any patents, copyrights or other intellectual property rights to all program logic and routines from CALLdesigner and VACD in the IPNI Application that DAS may own, or with respect to which DAS may have a right to grant such a right and license, to the full extent necessary to enable IPNI to exploit the IPNI Application and to make, use and sell products and services based on or incorporating the IPNI Application in its entirety, either in the form in which DAS delivers and IPNI accepts the IPNI Application under SECTION 3 or as IPNI or DAS may modify or adapt the IPNI Application in any way after the date of this Agreement. IPNI may exercise the rights granted under this SECTION 6.2 only with respect to the Object Code version of the entire IPNI Application and may not sell, license or otherwise exploit any part of CALLdesigner or VACD as an independent routine, utility or Code. For as long as IPNI may exercise its rights under this SECTION 6.2, DAS may not use or allow anyone else to use VACD as part of any product or service that materially resembles or competes directly with the IPNI Application and incorporates any other Code that DAS developed for the IPNI Application under this Agreement.

                  6.3 License For Certain Program Logic and Routines. By executing this Agreement, IPNI grants DAS a nonexclusive worldwide right and license, in perpetuity and on a royalty-free basis, to use any Code from the IPNI Application that is IPNI's property under SECTION 6.1 in other products that DAS may develop after the date of this Agreement, but only as long as (1) DAS does not use substantially all such Code in any such product and (2) DAS does not use any such Code in any product that DAS may develop for use in the health care industry, both human and nonhuman, or in any other industry, profession or field of endeavor in which IPNI commercially introduces the IPNI Application before DAS develops the product. The restrictions in this SECTION
6.3 shall not apply to CALLdesigner, VACD or any development tools that DAS may have developed before the date of the Letter of Intent.

                  6.4 Confidentiality. DAS and IPNI each agree to keep all Confidential Information

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belonging to the other in strict confidence and to use all such Confidential
Information only for purposes of performing its obligations under this Agreement. In doing so, DAS and IPNI each shall employ measures at least as protective as the measures it may use to protect its own Confidential Information, and shall limit access to Confidential Information only to employees and others who have entered confidentiality agreements that include an obligation to keep Confidential Information confidential.

                  6.5 Agreements with Employees and Others. DAS shall obtain and keep in effect a written agreement with each employee and each other individual participating in any of DAS's development services under this Agreement that contain terms sufficient to enable DAS to comply with all provisions of this Agreement and to support all grants, assignments and licenses of rights and ownership under this Agreement. When it delivers Documentation to IPNI under
SECTION 3, DAS shall include a list of all individuals involved in the development of the IPNI Application, a list of all materials furnished by third parties that DAS used in the development of the IPNI Application and copies of all DAS's agreements with those individuals and third parties. As long as this Agreement remains in effect, IPNI will not engage or solicit employment or services of any DAS employee without DAS's prior written consent in each case.

                  6.6 Further Assurances. After the date of this Agreement, IPNI and DAS each shall take such actions and execute and deliver such documents or instruments, including without limitation such further assignments, as the other may consider necessary or appropriate, in its reasonable discretion, to give effect to its ownership and other rights under this Agreement.

         7. VACD Royalty. DAS acknowledges that IPNI funded the development of VACD. In consideration of IPNI's funding, DAS agrees to pay IPNI a royalty equal to 7.5% of DAS's VACD Sales.

                  7.1 Payment. DAS shall pay IPNI all royalties that may accrue under this SECTION 7 in each calendar quarter within forty-five days after the quarter ends. With each royalty payment, DAS shall send IPNI a written report in reasonable detail of its VACD Sales.

                  7.2 Records and Audit. For each calendar quarter, DAS shall keep complete books and records relating to its VACD Sales and the information presented in the reports required by SECTION 7.1 and shall maintain those books and records, in a manner that clearly differentiates between DAS's VACD Sales and revenue from all other sources, for at least three years after the quarter ends. Upon IPNI's reasonable request, IPNI may have an independent auditor examine any books and records relevant to the calculation of VACD Sales during DAS's normal business hours to verify DAS's royalty payments and statements. If any such examination discloses that DAS has not paid the full amount required by this Agreement for any quarter, DAS promptly shall pay IPNI the amount of any shortfall plus interest at a monthly rate of one percent from the date on which the shortfall was due through the date of payment. If any such examination discloses a shortfall of more than five percent of the amount due during the period under audit, DAS also shall reimburse IPNI for any reasonable auditing expenses that IPNI may have incurred in connection with the examination.

         8.  Representations and Warranties.

                  8.1 Ownership Rights. DAS represents and warrants to IPNI that: (1) DAS is and will be the sole author of the IPNI Application; (2) DAS has and will have full and sufficient right to assign or grant

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all rights and licenses set forth in this Agreement; (3) no portion of the IPNI
Application infringes or will infringe any copyrights, trademarks, other intellectual property rights or, to the best of DAD's knowledge, any patents of any third party or give rise to any claim of misappropriation of trade secrets; and (4) no such claim of infringement or misappropriation is pending against DAS (or, to the best of DAS's knowledge, any individual or entity from whom DAS has obtained any rights granted under this Agreement) on the date of this Agreement.

                  8.2 Work Product. DAS represents and warrants to IPNI that:
(1) DAS will prepare the IPNI Application in a workmanlike manner with professional diligence and skill; (2) DAS will use its best efforts to ensure that the IPNI Application will function on the machines and with the operating systems and other computer programs for which it is designed; (3) the IPNI Application will conform in all material respects to the Design Specifications and remain free from material bugs; (4) DAS has performed and will perform all services required by this Agreement in compliance with all applicable laws; (5) IPNI has provided DAS with all information that DAS deems necessary as of the date of this Agreement to provide the IPNI Application and the services contemplated by this Agreement; (6) DAS is aware of the purposes for which IPNI is procuring the IPNI Application; (7) the IPNI Application is suitable for, and will accomplish, all those purposes; (8) the IPNI Application accurately will store, display, process, provide and receive data from, into and between the twentieth and twenty-first centuries, including all leap year calculations; and
(9) the IPNI Application does not and will not contain any viruses, devices or routines of any kind, including without limitation any back-doors, time-bombs or drop-dead devices, that may disable, disrupt or provide unauthorized access to the IPNI Application, any other software or data, any computer systems on which the IPNI Application may be installed or any other computer equipment with which those systems may communicate, disable, erase or otherwise harm any software or data or perform any other similar actions.

                  8.3 Representations and Warranties of IPNI. IPNI represents and warrants to DAS that, as of the date of this Agreement, (1) the aggregate authorized capital stock of IPNI consists of 10,000,000 shares of common stock, $0.01 par value (the "IPNI Common Stock"), of which 6.293,643 shares are currently outstanding, and 2,000,000 shares of $0.001 par value preferred stock (the "IPNI Preferred Stock"), of which no shares are currently outstanding; (2) the IPNI Common Stock and the IPNI Preferred Stock represent the only classes of capital stock of IPNI; (3) IPNI's sole subsidiary or affiliate is IPNI Medical Education Corporation; (4) as of the date of this Agreement, a total of 1,831,038 options have been granted and no options have been exercised under the IPNI Stock Option Plan; and (5) all options accumulated on all DAS work invoices to IPNI to purchase IPNI Common Stock granted or to be granted to DAS, if exercised by DAS on the date of this Agreement, will represent 2.3% of the total authorized IPNI Common Stock on a fully diluted basis.

         9.   Indemnity.

                  9.1 By DAS. DAS agrees to indemnify, defend and hold IPNI harmless against any claims or liabilities of any nature (including reasonable attorneys' fees) that IPNI may incur as a result of DAS's breach of any representation, warranty or covenant contained in this Agreement.

                  9.2 By IPNI. IPNI agrees to indemnify, defend and hold DAS harmless against any claims or liabilities of any nature (including reasonable attorneys' fees) that DAS may incur as a result of

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IPNI's breach of any representation, warranty or covenant contained in this
Agreement.

         10. Term and Termination. This Agreement shall take effect when executed by both DAS and IPNI and remain in effect until either party terminates this Agreement in accordance with SECTION 10.1.

                  10.1 Right to Terminate. Either party may terminate this Agreement if the other party violates any material term of this Agreement and then fails to cure the violation within thirty days after receiving a written notice that describes the violation in reasonable detail.

                  10.2 Effect of Termination. The termination of this Agreement shall end all rights granted and obligations created by this Agreement except for any outstanding monetary obligations, any rights or obligations that expressly survive the termination of this Agreement and both parties' rights and obligations under SECTIONS 2, 6 through 9 and 11, all of which shall survive indefinitely.

         11.  Miscellaneous.

                  11.1 Absence of Third Party Beneficiaries. Unless this Agreement expressly provides otherwise, neither party intends any provision of this Agreement to confer upon or give to any person other than DAS and IPNI any rights, remedies or other benefits.

                  11.2 Assignment. DAS may not assign any of its rights or delegate any of its obligations under this Agreement without IPNI's prior written consent, which IPNI shall not withhold or delay unreasonably. IPNI may assign its rights and delegate its obligations under this Agreement to any third party who agrees in writing to comply with this Agreement and perform all obligations that this Agreement may impose on IPNI. No such assignment, however, will relieve IPNI of its obligations to DAS under this Agreement.

                  11.3 Attorneys' Fees. The prevailing party in any action arising from this Agreement may recover its reasonable attorneys' fees and costs from the losing party.

                  11.4 Complete Understanding. This Agreement and the accompanying Software Escrow Agreement constitute the entire Agreement between the parties, and supersede and replace all prior written or oral understandings or agreements regarding its subject matter, including without limitation the Letter of Intent and the parties' subsequent discussions. No amendment to or modification of this Agreement will bind either party unless it is in writing and signed by duly authorized representatives of both parties.

                  11.5 Construction. The parties executed this Agreement after arms-length negotiations, and its terms are not to be construed against either party.

                  11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  11.7 Disclaimer of Agency. IPNI and DAS each acknowledge that the parties to this Agreement are independent and not partners or coventurers. Neither party may act as agent or legal representative, enter any contract or make any warranty or representation on behalf of the other as to any

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matter. Neither party shall be bound by the acts or conduct of the other.

                  11.8 Governing Law. The laws of the State of Arizona will govern this Agreement and its interpretation, without reference to conflict of laws principles.

                  11.9 Notices. All notices and other communications that this Agreement requires or permits shall be written and considered effective when sent by registered or certified mail, return receipt requested and postage prepaid, or hand-delivered and confirmed to the appropriate party at the address noted on the first page of this Agreement, unless the receiving party designates a different address by giving notice in accordance with this SECTION 11.9.

                  11.10 No Waiver. The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of that provision or any other available right or remedy.

                  11.11 Severability. If any court of competent jurisdiction finds any provision of this Agreement to be invalid, illegal or unenforceable, the remainder of this Agreement shall remain valid and enforceable according to its terms.

                  11.12 Warranty of Authority. By signing this Agreement, each person executing this Agreement on behalf of any party warrants that he or she has the full authority to do so.

INTEGRATED PHYSICIAN NETWORKS,      D.A.S. VISUAL MEDIA
INCORPORATED                               CORPORATION



By:                                 By:
   ------------------------             ------------------------
Its                                 Its:
   -------------------------             -----------------------
Date:                               Date:
     -----------------------             -----------------------

                                  SCHEDULE 2.1

                     [DETAILED DESCRIPTION OF CALL DESIGNER]

                                  SCHEDULE 2.4
                    [IPNI APPLICATION DESIGN SPECIFICATIONS]

                                  SCHEDULE 2.11
                         [DETAILED DESCRIPTION OF VACD]

                                  SCHEDULE 4.2
                         [LIST OF INITIAL MODIFICATIONS]

                             DOCUMENT SUMMARY SHEET
              THIS SUMMARY SHEET MUST BE ATTACHED TO YOUR DOCUMENT


CVC

SERVER 3

CREATION DATE/TIME:  March 30, 1998 10:54am                      OPERATOR:  dkm

Software Development Agreement (5th version)

IPNI

WP FILENAME:  I:\WPDATA\CVC\IPNI\SOFDEV5.WPD

REVISION
DATE/TIME                     OPERATOR                             SPELLCHECK

3/30/98 3:11pm                dkm                                  yes